*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into this 29th day of June, 2001, by and among Stellar Bio Systems, Inc., a Delaware corporation ("SELLER"), American Biogenetic Sciences, Inc., a Delaware corporation ("PARENT"), PanBio InDx Inc., a Maryland corporation ("BUYER"), and PanBio Limited, an Australian corporation ("BUYER'S PARENT").

         WHEREAS, Seller is in the business of manufacturing and distributing worldwide (i) in vitro immunofluorescent antibody slide format immunodiagnostic assays comprised solely of the Products (defined in Section 1.1(a)(i)) and (ii) mouse serum used as an assay component by in vitro diagnostic assay manufacturers (the "BUSINESS"); and

         WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain assets and liabilities of Seller relating to the Business, on the terms and subject to the conditions, described in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration the parties agree as follows:

                                    ARTICLE I

                                SALE AND PURCHASE

         SECTION 1.1     Acquired Assets to be Sold and Purchased.

         (a) Subject to Section 1.1(b) and other terms and conditions contained herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller on the Closing Date (as hereinafter defined), all of Seller's right, title and interest to all of the assets, properties and rights of Seller relating to the Business of every type and description, real, personal and mixed, tangible and intangible, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on the books and records of Seller (all of such assets, properties and rights hereinafter collectively referred to as the "ACQUIRED ASSETS"), used in the Business as a going concern existing as of the Closing Date, including but not limited to the following assets:

                  (i) all of Seller's rights to the products set forth in
         Schedule 1.1(a)(i) (the "PRODUCTS");

                  (ii) all rights and interests of Seller in and to those contracts, agreements and leases relating to the Business and set forth on Schedule 1.1(a)(ii) hereto, excluding, however, those contracts, agreements or leases under which the Seller shall have an Excluded Liability (as hereinafter defined) (collectively, the "ASSUMED CONTRACTS");

                  (iii) all of Seller's inventories existing as of the Closing Date relating to the Products, including all ingredients, finished goods, work in progress, raw materials, marketing materials and production, shipping and packaging supplies (the "INVENTORY");

                  (iv) all receivables relating to the Business existing as of the Closing Date (the "ACCOUNTS RECEIVABLE");

                  (v) copies of: Seller's books, records and accounts relevant to the operation of the Business including, without limitation, accounting records, customer and supplier lists, contacts and files, catalogues, brochures, pricing and other marketing information, but excluding all such items related solely to the Excluded Liabilities or Excluded Assets (as hereinafter defined);

                  (vi) all intellectual property owned by, licensed to or used by the Seller in the Business, including, without limitation, all inventions, discoveries, information, formulations, designs, plans, drawings, manufacturing documentation, quality control documentation, proprietary know-how and use and application know-how, processes, product development records, trade secrets, procedures, specifications, instructions, drawings, technical information, standard operating procedures, and all similar data of all kinds used in the Business, but excluding all such items related solely to the Excluded Liabilities or Excluded Assets;

                  (vii) all of Seller's rights to the brand name and trademark "STELLAR", and all derivatives and formatives thereof, and logos in connection therewith, in each case whether or not registered, all issued registrations and pending applications for registration, and licenses (and any other rights) for the foregoing and the goodwill associated therewith;

                  (viii) all of Seller's rights to letterheads, logos, telephone numbers, post office boxes, websites, URLs, domain names and all similar properties and data of all kinds relating to the Business;

                  (ix) all of Seller's right to use Seller's Uniform Product Code in connection with those Products produced by Seller;

                  (x) all of Seller's rights to the United States Food and Drug Administration ("FDA"), United States Department of Agriculture, and International Organization for Standardization approvals, certifications and licenses used in the Business to the extent assignable;

                  (xi) [Intentionally omitted];

                  (xii) any prepaid items with respect to the Business, other than prepaid insurance premiums;

                  (xiii) all of Seller's rights to copyrights and copyrightable material of all kinds, relating to the Business (the "COPYRIGHTS"), all of which Copyrights are set forth on Schedule 1.1a(xiii) hereto;

                  (xiv) all of Seller's rights and interests in all real property leased by Seller in connection with the Business identified on
         Schedule 1.1(a)(xiv) (the "LEASED PREMISES"), together with the furniture, fixtures, leasehold improvements, furnishings, machinery and other property maintained, owned or held by Seller and which are used in connection with the operation of the Business or the Acquired Assets;

                  (xv) all of Seller's rights and interests in all computer and other equipment, computer hardware and software, telecommunications equipment and other tangible assets maintained, owned, licensed, leased or held by Seller and which are used in connection with the operation of the Business or the Acquired Assets; and

                  (xvi)    the goodwill of the Business.

         (b) Notwithstanding Section 1.1(a), the Acquired Assets shall specifically exclude the following assets and property (the "EXCLUDED ASSETS"):

                  (i) cash on hand, cash equivalents, investments (including stock, debt, instruments, options and other instruments and securities) and bank deposits (the "CASH ASSETS");

                  (ii) any and all income, sales, use, corporation excise, franchise, real property, personal property and similar tax refunds which the Seller may be entitled to receive from any U.S. or foreign federal, state or local governmental authorities;

                  (iii) any insurance policy or contract or any proceeds or other rights thereunder;

                  (iv) the Seller's (A) corporate records, journals, ledgers and books of original entry, the Seller's tax records and such documents and (B) any other records which may be maintained by the Seller solely with respect to the Excluded Liabilities or Excluded Assets;

                  (v) all rights of the Seller under this Agreement and the agreements and instruments delivered to the Seller by the Buyer pursuant to this Agreement or in connection therewith;

                  (vi) all receivables relating to the Excluded Businesses (as hereinafter defined);

                  (vii) all assets which are expressly stated in one or more of clauses (i) through (xvi) of Section 1.1(a) as being excluded from the Acquired Assets; and

                  (viii) the assets of the Parent to the extent specifically set forth on Schedule 1.1(b)(viii) and Schedule 4.16 hereto; and

                  (ix) all rights relating to Parent's thrombus precursor protein product line, Functional Intact Fibrinogen Assay product line and antigen free mouse colony (the "EXCLUDED BUSINESSES").

         SECTION 1.2     Assumed Liabilities.

         (a) Subject to the provisions of Section 1.2(b), Buyer shall assume, pay, fulfill, perform or otherwise discharge when due in accordance with their respective terms, solely the following liabilities and obligations of Seller, whether actual or contingent, liquidated or unliquidated, known or unknown, relating to the Business as of the Closing Date or arising subsequent thereto (the "ASSUMED LIABILITIES"):

                  (i) those (A) accounts payable of the Business existing as of the Closing Date and (B) open purchase orders for goods not yet invoiced and shipped and not included among the Inventory, in each case with respect to clauses 1.2(a)(i)(A) and (B) as specifically set forth on Schedule 1.2(a)(i) hereto and (C) accounts payable of the Business as of the Closing not set forth on Schedule 1.2(a)(i) but paid by Buyer in its discretion following the Closing (collectively, the "ACCOUNTS PAYABLE");

                  (ii) subject to Section 1.9 hereof, all unperformed or unfulfilled liabilities and obligations arising after the Closing under the Assumed Contracts;

                  (iii) accrued vacation of Transferred Employees (as defined hereinafter) in the amounts set forth on Schedule 1.2(a)(iii) hereto (the "ASSUMED VACATION LIABILITY"); and

                  (iv) the intercompany debt or other liability of the Business to Parent arising from the receipt by the Business of receivables after the date hereof relating to the Excluded Businesses but in no event in an amount to exceed $15,980.57.

         (b) Other than as set forth in Section 1.2(a), Buyer shall not be required to assume, pay, fulfill, perform or otherwise discharge any liabilities or obligations relating to the Business arising prior to, and including, the Closing Date. Without limiting the generality of the foregoing, Buyer shall not assume the following liabilities and obligations of Seller (the "EXCLUDED LIABILITIES"):

                  (i) any liability or obligation under the contracts, agreements, arrangements and understandings of Seller set forth on
         Schedule 1.2(b)(i);

                  (ii) any accounts payable of the Business existing as of the Closing Date (except for those identified in Schedule 1.2(a)(i));

                  (iii) any obligations between Seller and Bank of America with respect to that certain loan, dated June 29, 1989, in the original principal amount of $300,000, and any additions or amendments thereto (the "BANK OF AMERICA OBLIGATION");

                  (iv) any intercompany debt or other liability between the Business and Seller or any shareholder or affiliate of Seller other than as set forth on Schedule 1.2(b)(iv) hereto;

                  (v) any liability or obligation of Seller relating to the Excluded Businesses;

                  (vi) any liability or obligation of Seller to employees of Seller, including, but not limited to, accrued vacations (other than the Assumed Vacation Liability) severance, and stock option plans; and

                  (vii) any other liability or obligation of Seller not constituting an Assumed Liability.

         (c) After the Closing, Buyer shall be solely responsible for any liability or obligation to employees of Seller arising from Buyer's hiring or termination of any such employees and any other liability or obligation arising from Buyer's operation of the Business.

         SECTION 1.3 Purchase Price; Payment. Subject to possible adjustment after the Closing as provided in Section 1.4, the purchase price (the "PURCHASE PRICE") for the Acquired Assets shall be the sum of (i) One Million Two Hundred Thousand Dollars ($1,200,000) (the "BASE PURCHASE PRICE") and (ii) the Deferred Payments (as hereinafter defined) or Sale Deferred Payment (as hereinafter defined), as the case may be. The Buyer and Buyer's Parent hereby jointly and severally agree to pay the Base Purchase Price to Parent, on behalf of Seller, in immediately available funds, at the Closing by wire transfer of U.S. currency to Bank of New York, ABA No. 021000018, Account No. ***.

         SECTION 1.4 Adjustment Amount.

(a) Three days prior to the Closing Date, Seller shall take a complete physical count of the Inventory to be transferred on the Closing Date by Seller (which count shall not include items of Inventory that are obsolete, lots of kits which have expired, or not usable and saleable in

_______________________
*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

the ordinary course of business) (the "INCLUDED INVENTORY"), and Buyer (or its representatives) shall be permitted to observe and participate in such physical count being taken, it being understood that each party shall bear its own expense in connection therewith.

         (b) Two days prior to the Closing Date, Seller shall deliver to Buyer a statement (the "INCLUDED INVENTORY STATEMENT") indicating the value of the Included Inventory to be transferred to Seller as of the Closing Date. Buyer and its representatives shall have the right to review all work papers and procedures used to count and value the Included Inventory and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Buyer and Seller shall use their good faith efforts to agree upon the value of the Included Inventory.

         (c) Unless Buyer, at least one day prior to the Closing Date, notifies Seller in writing that it objects to the Included Inventory Statement, and specifies the basis for such objection, the Included Inventory Statement shall become final, binding and conclusive upon the parties for purposes of this Agreement (the "CLOSING DATE INCLUDED INVENTORY STATEMENT"). If the value of the Included Inventory on the Closing Date Included Inventory Statement is less than $240,000, then the Base Purchase Price shall be decreased dollar for dollar by the difference between $240,000 and the value of the Included Inventory.

         SECTION 1.5 Deferred Payments.

         (a) (i) Commencing with the quarter ending September 30, 2001 and continuing through the quarter ending June 30, 2004 (the "EARN-OUT PERIOD"), Buyer and Buyer's Parent jointly and severally agree to make quarterly payments (each, a "DEFERRED PAYMENT") within 30 days after each quarter-end to Seller in an amount equal to *** ; provided that all such Deferred Payments shall cease if and when the aggregate amount of all Deferred Payments equals $540,000 and provided further, that the Deferred Payment payable for the quarter ended September 30, 2001 shall be based on *** generated during the period from the Closing Date to September 30, 2001. ***.

                  (ii)     ***

                  (iii)    ***

         (b)      ***

------------------

***Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

         (c)      ***

         (d)      ***

         SECTION 1.6 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Acquired Assets in the manner set forth in Schedule 1.6 for all purposes, and each of the parties shall make all appropriate tax and other filings on a basis consistent with such allocation. The parties shall exchange drafts of any information returns required by Section 1060 of the Internal Revenue Code of 1986, as amended, and all similar state statutes, 10 days prior to filing any such return.

         SECTION 1.7     [Intentionally Omitted].

         SECTION 1.8     Closing.

         (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Acquired Assets contemplated hereby (the "CLOSING"), shall take place at 3:00 p.m., local time, on June 29, 2001 (the "CLOSING DATE") at the Baltimore offices of Piper Marbury Rudnick & Wolfe LLP, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing; provided, however, that prior to the Closing all of the conditions in Articles V and VI of this Agreement shall have been satisfied or waived in writing, as the case may be. To the extent agreed to by the parties, the Closing may take place through the exchange of telecopied signature pages.

         (b) At the Closing, Seller and Parent shall deliver, or shall cause to be delivered, to Buyer:

                  (i) a duly executed bill of sale covering the Acquired Assets in substantially the form attached hereto as Exhibit B;

                  (ii) a duly executed assignment and assumption agreement relating to the Assumed Liabilities as set forth in Schedule 1.2(a)(i) in substantially the form attached hereto as Exhibit C;

                  (iii) a duly executed assignment of trademark and recordation of transfer rights with respect to Seller's rights to the trademark "STELLAR" and all derivatives and formatives thereof and related goodwill in substantially the form attached hereto as Exhibit D;

                  (iv) a duly executed copyright assignment with respect to Seller's rights to Copyrights in substantially the form attached hereto as Exhibit E;

_______________________
*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                  (v) a duly executed assignment of domain names and trademarks substantially in the form attached hereto as Exhibit F;

                  (vi) duly executed letters of transfer to the FDA substantially in the form attached hereto as Exhibit G;

                  (vii) a duly executed manufacture and supply agreement substantially in the form attached hereto as Exhibit H (the "MANUFACTURE AND SUPPLY AGREEMENT");

                  (viii) evidence satisfactory to Buyer that Rouse Commercial Properties, Inc. ("ROUSE") has consented to the assignment by Seller to Buyer of that certain Lease, dated as of July 17, 1997, between Rouse-Teachers Properties, Inc. and Seller, as amended by the First Amendment to Lease, dated April 4, 2001, between Rouse (as successor in interest to Rouse-Teacher Properties, Inc.) and Seller (the "MATERIAL CONSENT");

                  (ix) all releases, satisfactions or terminations of all mortgages, financing statements or other evidences of liens with respect to the Acquired Assets (except as to those obligations specifically assumed by Buyer);

                  (x) evidence reasonably satisfactory to Buyer that the Bank of America Obligation has been satisfied or does not otherwise create any lien or encumbrance on the Acquired Assets;

                  (xi) evidence reasonably satisfactory to Buyer that John M. Brewer has been released from all guarantee or other obligations with respect to the Bank of America Obligation and that all collateral with respect to such guarantee or other obligation shall have been released;

                  (xii) the certificate referred to in Section 5.1(c);

                  (xiii) all written copies in the possession of Seller or its affiliates of the materials, methods and processes utilized in creating the Products and all written information relating to the Trade Secrets (as hereinafter defined);

                  (xiv) the opinion of counsel to Seller and Parent, dated as of the Closing Date, addressed to Buyer and Buyer's Parent and in a form reasonably satisfactory to counsel to Buyer and Buyer's Parent;

                  (xv) a good standing certificate of Seller certifying that the Seller is in good standing in each jurisdiction in which the failure to be so would have a material adverse effect on the Company's Business or the Acquired Assets;

                  (xvi) a good standing certificate of Parent certifying that the Parent is in good standing in its jurisdiction of formation;

                  (xvii) copies of resolutions of the Board of Directors of Seller, certified by the Secretary of Seller, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

                  (xviii) copies of resolutions of the Board of Directors of Parent, certified by the Secretary of Parent, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

                  (xix) such other documents and instruments as shall be required to consummate the transaction contemplated hereunder.

         (c) At the Closing, Buyer and Buyer's Parent shall deliver to Seller:

                  (i) the Base Purchase Price referred to in Section 1.3 in the manner set forth therein;

                  (ii) duly executed counterparts of those documents referred to in Sections 1.8(b) (ii), (iii), (iv), (v), (vi), and (vii);

                  (iii) the certificate referred to in Section 6.1(c);

                  (iv) the opinion of counsel to Buyer, dated as of the Closing Date, addressed to Seller and Seller's Parent and in a form satisfactory to counsel to Seller and Seller's Parent;

                  (v) a good standing certificate of Buyer certifying that the Buyer is in good standing in the jurisdiction of its formation;

                  (vi) evidence reasonably acceptable to Seller of Buyer's Parent's corporate existence in the jurisdiction of Buyer's Parent's formation;

                  (vii) copies of resolutions of the Board of Directors of Buyer, certified by the Secretary of Buyer, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

                  (viii) copies of resolutions of the Board of Directors or similar corporate authority of Buyer's Parent, certified by the Secretary of Buyer's Parent, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby

         (d) In connection with the Closing, Seller shall promptly change its corporate name to a name not including the word "Stellar" and shall promptly deliver to Buyer a certified copy of the Certificate of Amendment of the Certificate of Incorporation filed with the Secretary of State for the State of Delaware to effect such name change.

         SECTION 1.9 Nonassignable Contracts and Authorizations.

         (a) To the extent that any Assumed Contract is not capable of being assigned or transferred without the consent or waiver of the other party thereto or any third party (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Assumed Contract.

         (b) Subject to Section 1.8(b)(viii) and Section 5.5 which require Seller to obtain the Material Consent as a condition to Buyer's obligations under this Agreement, Seller agrees that prior to, and for a reasonable period of time after the Closing Date not to exceed 90 days, Seller shall cooperate with Buyer to assist Buyer in obtaining such other licenses, permits, consents, waivers, approvals, and authorizations of third parties and governmental bodies and agencies as are set forth on Schedule 1.9(b) hereto (the "NON-MATERIAL CONSENTS") in connection with: (a) the execution and delivery of this Agreement;
(b) the consummation of the transactions contemplated hereby; (c) the ownership by Buyer of the Acquired Assets; or (d) the conduct by Buyer of the Business as currently conducted by Seller.

         (c) To the extent that any Non-Material Consents or waivers are not obtained by Seller, Seller and Buyer shall cooperate with each other to establish, to the extent practicable, arrangements that are reasonable and lawful as to both Seller and Buyer, and which result in the benefits and obligations under such licenses, permits, consents, waivers, approvals, and authorizations of third parties and governmental bodies and agencies being apportioned in a manner that is in accordance with the purpose and intention of this Agreement.

         SECTION 1.10 Accounts Receivable. Seller agrees that it will promptly transfer and deliver to Buyer any cash or other property which it may receive after the Closing Date from customers of the Business who have an outstanding account receivable in respect of the Accounts Receivable transferred to Buyer as of the Closing Date. Buyer agrees that it will promptly transfer and deliver to Parent any cash or other property that it may receive after the Closing Date from customers of the Excluded Businesses.

         SECTION 1.11 Designated Affiliate. It is understood and agreed between the parties that Buyer may cause one or more of its existing or to be formed affiliates designated by it ("DESIGNATED AFFILIATE" or "DESIGNATED AFFILIATES") to carry out all or part of the transactions contemplated by this Agreement; provided, however, that Buyer's Parent shall nevertheless remain liable for all of its obligations and those of any Designated Affiliate hereunder.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and Parent jointly and severally represent and warrant to Buyer and Buyer's Parent as follows:

         SECTION 2.1     Organization of Seller and Parent.

         (a) Seller and Parent are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Seller has the corporate power and authority to own, operate and lease the Acquired Assets and to carry on the Business as presently conducted. Parent has the corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted.

         (b) Seller is duly qualified to do business and is in good standing in each jurisdiction listed in Schedule 2.1(b), constituting those jurisdictions in which the ownership or operation of the Acquired Assets or the conduct of the Business requires such licensing or qualification, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the Business or the Acquired Assets taken as a whole.

         SECTION 2.2 Authority. Seller and Parent each have all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Seller and Parent, the performance by each of Seller and Parent of its obligations hereunder and the consummation by each of Seller and Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Seller and Parent, and no other corporate act or proceeding on the part of either Seller or Parent is necessary to approve the execution and delivery of this Agreement, the performance of either of Seller's or Parent's obligations hereunder or the consummation of the transactions contemplated hereby.

         SECTION 2.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by each of Seller and Parent and constitutes, and the other documents and instruments to be executed and delivered by each of Seller and Parent pursuant hereto upon their execution and delivery by each of Seller and Parent on or prior to the Closing Date will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other party thereto), legal, valid and binding obligations of each of Seller and Parent, enforceable against each of Seller and Parent in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by general equitable principles.

         SECTION 2.4 No Violation; Consents and Approvals. Except as provided in
Schedule 2.4, neither the execution, delivery and performance of this Agreement by Seller and Parent nor the consummation by Seller and Parent of the transactions contemplated hereby will (i) conflict with or violate any provisions of either Seller's or Parent's Certificate of Incorporation, as amended, or By-Laws; (ii) conflict with, violate or result in any breach of, or constitute a default whether with notice or lapse of time or both, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which either Seller or Parent is a party, or by which Seller or Parent, the Business or any of the Acquired Assets may be bound; (iii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to either Seller or Parent in respect of the Business or any of the Acquired Assets; (iv) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority or (v) result in the creation of any lien upon the Acquired Assets, excluding from the foregoing clauses (A) any consents or waivers required in connection with the Assumed Contracts, and (B) any local filings or recordings that may be necessary to transfer any of the Acquired Assets.

         SECTION 2.5     Financial Statements.

         (a) Parent has delivered to Buyer the unaudited balance sheet, statements of income and results of operations of Seller for the fiscal years ended December 31, 1999 and December 31, 2000 (the "ANNUAL FINANCIALS"), and the unaudited balance sheet, statements of income and results of operations for Seller for the three-month period ended March 31, 2001 (the "INTERIM FINANCIALS") (the Annual Financials and the Interim Financials are collectively referred to herein as the "FINANCIALS"). Except as set forth in Schedule 2.5(a), the Financials: (i) were prepared in all material respects in accordance with the books, records and accounts of Seller and on the same basis, and consistent with the principles utilized, by Parent in the preparation of such accounts for inclusion in Parent's consolidated financial statements for such periods; (ii) are true, complete and correct in all material respects; and (iii) present fairly the results of operations for the Business for the periods referred to in such Financials, except that none of the Financials include notes and the Interim Financials do not include normal year-end adjustments. The Financials were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby except as set forth in Schedule 2.5(a). Seller's books, records and accounts are accurate and complete in all material respects.

         (b) Attached hereto as Schedule 2.5(b) is the unaudited pro forma balance sheet, pro forma statements of income and pro forma results of operations of the Seller solely with respect to the Business for the three-month period ended March 31, 2001 (the "Pro Forma Financials"). The Pro Forma Financials present fairly the results of operations for the Business for the period referred to in such Pro Forma Financials.

         SECTION 2.6 Absence of Certain Changes or Events. Except as set forth in Schedule 2.6, since March 31, 2001:

         (a) the Acquired Assets have not been mortgaged, pledged or subjected to any lien or encumbrance, other than Permitted Liens (as hereinafter defined);

         (b) the value of any Inventory has not been materially written down or materially written up other than in the ordinary course of business;

         (c) the Acquired Assets have not been sold or transferred other than sales of Inventory and disposal of obsolete, damaged or defective inventory or other Acquired Assets in the ordinary course of business;

         (d) there has been no increase in the compensation of any employee of Seller, which increase singly or in the aggregate is material, other than in the ordinary course of business and consistent with past practice;

         (e) there has not been any change in the customary methods used in operating the Business (including, but not being limited to, its marketing, selling, pricing, customer service, debt collection and payment of accounts payable practices and policies);

         (f) there has not been any transaction, contract, commitment, obligation by the Seller relating to the Acquired Assets or the Business (including the acquisition or disposition of any assets), other than in the ordinary course of business or as contemplated by this Agreement;

         (g) the Business and the Acquired Assets have been operated in the ordinary course;

         (h) there has not been any amendment of any of the Assumed Contracts or entering into of any new contracts or agreements, excluding purchase orders for inventory entered into in the ordinary course of business;

         (i) Seller has not declared or paid any dividend or made any distribution, whether in cash, shares, or other property, to any of its stockholders; and

         (j) no agreements have been entered into whether in writing or otherwise, to take any of the actions set forth in this Section 2.6.

         SECTION 2.7     Certain Contracts and Commitments.

         (a) Set forth in Schedule 2.7 is a list of: (i) all commitments and agreements for the purchase of any materials or supplies that involve an expenditure by Seller in connection with the Acquired Assets or the Business of more than $5,000 for any one contract or $10,000 in the aggregate; (ii) all personal property leases under which Seller in connection with the Acquired Assets or the Business is either lessor or lessee that involve annual payments or receipts of more than $5,000 for any one lease or $10,000 in the aggregate;
(iii) all other orders, leases, commitments, agreements, mortgages, indentures and other agreements and instruments relating to indebtedness for borrowed money to which Seller in connection with the Acquired Assets or the Business is a party or by which it or its properties are bound, that may or will require annual payments by Seller of more than $5,000; (iv) all contracts or agreements binding on Seller in connection with the Business which contain provisions requiring a party thereto or their affiliates not to engage in a business or activity, including, without limitation, non-compete, non-solicitation, confidentiality or other such provisions; (v) all government contracts and all other agreements with customers that involve an annual payment to Seller in connection with the Acquired Assets or the Business of more than $5,000 for any one contract or $10,000 in the aggregate; (vi) all agreements relating to the Intellectual Property (as hereinafter defined); and (vii) all other material written agreements or contracts to which Seller in connection with the Business is party or which are binding on the Business; in all cases with respect to the contracts set forth in clauses (i) through (vii), whether or not such contracts are in writing (the "MATERIAL CONTRACTS").

         (b) Except as set forth in Schedule 2.7, the enforceability of the Material Contracts will not be affected in any manner by the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder or the consummation of the transactions contemplated hereby.

         (c) Except as set forth in Schedule 2.7, Seller is not in default, nor does there exist any event that, with notice or lapse of time or both, would constitute an event of default by Seller under any Material Contract. Except as set forth in Schedule 2.7, each Material Contract is valid and in full force and effect, there is no material breach or default by any other party to any Material Contract and no other party has notified Seller of its intention to cease to perform any services required to be performed by it or withhold any payment required to be made to it thereunder.

         (d) Seller has delivered to Buyer complete and accurate copies of all of the Material Contracts and all amendments thereto (or Schedule 2.7 includes an accurate and complete summary description of any such item that is not in writing).

         SECTION 2.8 Employee Plans; ERISA. Schedule 2.8 lists the names of all officers, directors, employees and agents of Seller engaged in the conduct of the Business, together with their respective rates of total compensation.
Schedule 2.8 also lists all employment contracts (but does not include independent contractor agreements) and all pension, bonus, profit sharing, stock option or other agreements or arrangements, including vacation policies, sick pay policies and health insurance plans, providing for employee benefits to which Seller is a party or by which Seller is bound, in each case in connection with the Business (all such plans, programs, arrangements and agreements, the "EMPLOYEE PLANS"). Buyer will not assume any obligation or liability under any of the Employee Plans. Seller has paid in full to its employees, agents and contractors all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them. Seller is not liable for any severance pay or other payments on account of termination of former employees.

         SECTION 2.9 Litigation; Judicial Proceedings. Other than as set forth in Schedule 2.9, there are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, or any order, injunction or decree outstanding, against Seller or the Business.

         SECTION 2.10 Acquired Assets.

         (a) Seller owns good and marketable title to all of the tangible personal property, other than the Leased Premises, that are included in the Acquired Assets. All of the Acquired Assets, other than the Leased Premises, are free and clear of all restrictions on or conditions to transfer or assignment and Seller has the power and right to transfer, sell, assign, convey and deliver the Acquired Assets to Buyer in accordance with the terms hereof, and upon consummation of the transactions contemplated by this Agreement, other than as set forth on Schedule 2.10(a) hereof, Buyer will acquire title to and the right to use the Acquired Assets, other than the Leased Premises, free and clear of any mortgages, pledges, liens, security interests or other encumbrances, charges rights or restrictions of any kind (collectively, "LIENS"), other than those liens which are described in Schedule 2.10(a) (the Liens referred to in Schedule 2.10(a) are referred to herein as "PERMITTED LIENS").

         (b) The Acquired Assets constitute all of the assets, properties, licenses and other agreements which are presently being used in the Business as presently conducted; after the transfer of the Acquired Assets to Buyer, Buyer will have all assets, properties, non-patent licenses and other agreements necessary to conduct the Business in the same manner as such business and operations have been conducted prior to the date of this Agreement and the Closing Date. At the Closing, Buyer will own or have the right to use under a valid lease or under a valid license all of the Acquired Assets. Parent owns no assets currently used in connection with Seller's Business, other than as set forth on Schedule 2.10(b) hereof.

         (c) The Acquired Assets are in good working order and condition, ordinary wear and tear excepted.

         SECTION 2.11 Customers and Suppliers. Schedule 2.11 contains a complete and accurate list, with respect to the Business, of Seller's twenty largest customers and suppliers (measured by dollar volume of purchases and sales, as applicable) and the dollar amount of the Business which each customer and supplier represented during the fiscal year ended December 31, 2000 and the three months ended March 31, 2001. Except as set forth in Schedule 2.11, Seller has received no notice that, and has no knowledge that any supplier or any customer of Seller listed on Schedule 2.11 does not plan to continue to do business with Buyer, or plans to reduce its supplies to or volume of orders from Buyer or will not do business on substantially the same terms and conditions with Buyer subsequent to the Closing Date as such supplier or customer did with Seller before such date.

         SECTION 2.12    Intellectual Property; Trade Secrets.

         (a) Schedule 2.12 contains an accurate and complete (i) list of all patents, trademarks, copyrights (registered or unregistered), trade names, assumed names and brand names and all applications therefor, owned, used or filed by Seller and used in the Business, (ii) list of all rights, licenses, permissions and other agreements relating to technology, know-how, software or processes used in the Business as currently conducted, whether proprietary to Seller or licensed or authorized to use by others, and, to the extent applicable, all applications therefor, owned, used or filed by Seller and (iii) a general description of all trade secrets and know-how which are used in the Business as currently conducted (the items set forth in clauses (i), (ii) and (iii) above are collectively referred to herein as the "INTELLECTUAL PROPERTY").

         (b) (i) In regard to the Intellectual Property, and except as set forth in Schedule 2.12, (A) the patents, trademarks and the copyrights are valid, subsisting and enforceable, and the patents, registered trademarks and registered copyrights are duly recorded in the name of Seller and can be recorded in the name of Buyer, and (B) Seller has, and after the Closing Buyer will have, except as set forth in this Agreement, the sole and exclusive ownership and right, free from any liens, mortgages, security interests, charges or encumbrances, to use the Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

                  (ii) Except as set forth in Schedule 2.12 or as disclosed with respect to the Human Herpes Virus 8, within the last ten years, no claims have been asserted by any entity or person with respect to, or challenging or questioning, the ownership, validity, enforceability or use of the Intellectual Property, nor, to the best knowledge of Seller, is there a valid basis for any such claim. The use or other exploitation of the Intellectual Property by Seller does not infringe the rights of any other entity or person, except to the extent that such infringement has not had and would not have a material adverse effect on Seller, the Business or the Acquired Assets. To the best of Seller's knowledge, no entity or person is infringing the rights of the Seller with respect to the Intellectual Property.

                  (iii) Without limiting the generality of the provisions of this Section 2.12, upon the Closing, Buyer will have the exclusive right to use the trademark "STELLAR" in connection with the Business in all territories in which Seller currently conducts the Business.


         (c) (i) The trade secrets and know-how of Seller used in or necessary for the Business (the "TRADE SECRETS") are the unencumbered property of Seller, were developed by Seller and its employees with the appropriate secrecy safeguards, are not generally known by others, and have been maintained by Seller subject to secrecy safeguards. The individuals identified in Schedule 2.12 are in possession of or otherwise have authority to use the Trade Secrets and, except as otherwise identified in Schedule 2.12, are subject to confidentiality and nondisclosure agreements with Seller with respect thereto.

                  (ii) The Trade Secrets do not infringe on the rights of any third party, except to the extent that such infringement has not had and would not have a material adverse effect on Seller, the Business or the Acquired Assets.

                  (iii) To the best of Seller's knowledge, no third party is or has engaged in any activity which would constitute a misappropriation or dissemination of any of the Trade Secrets, except for third parties duly authorized by Seller and identified in Schedule 2.12. Except as set forth in Schedule 2.12, no claim has been asserted by any entity or person with respect to, or challenging or questioning, the ownership, validity of or right to use the Trade Secrets, nor, to the best knowledge of Seller, is there a valid basis for any such claim.

                  (iv) Seller, its agents, and employees shall not use, disseminate or disclose, directly or indirectly, the Trade Secrets to any party at any time before or after the consummation of the transactions contemplated by this Agreement, except as permitted by this Agreement.

         SECTION 2.13 Food and Drug. Seller and all of its Products are in compliance with the Federal Food, Drug and Cosmetic Act (the "FDC ACT") and the Federal Public Health Service Act ("PHS ACT") and all regulations promulgated thereunder by the FDA and equivalent foreign agencies. Without limitation on the foregoing representation and warranty:

         (a) Seller is in material compliance with all applicable FDA current good manufacturing practice requirements.

         (b) Seller is registered with the FDA, to the extent such registration is required by any FDA regulations, and Seller's Products set forth on Schedule
2.13 either have been approved by the FDA or are the subject of a premarket notification to FDA and order from FDA declaring the Product to be substantially equivalent to a legally marketed predicate device, to the extent such approval or premarket notification is required by FDA regulations.

         (c) Seller has investigational exemptions for all products requiring such exemptions, and such products have not been and are not being sold or distributed outside the terms of such investigational exemptions.

         (d) To Seller's knowledge, Seller's products (i) have not caused or contributed to a death or serious injury, or (ii) been adulterated or misbranded such that the product would be likely to cause or contribute to a death or serious injury.

         (e) (i) Seller has no reason to believe that the FDA or any similar regulatory body in any country outside the United States will ultimately prohibit the marketing, sale, license or use in, respectively, the United States or such other country, of any product proposed to be developed, produced or marketed by Seller ("PLANNED PRODUCT"), and (ii) Seller knows of no product or process which the FDA or any similar regulatory body in any country outside the United States has prohibited from being marketed or used, respectively, in the United States or such other country, which in function and composition is substantially similar to any Planned Product.

         (f) There have been no "recalls," "product corrections," "removals," "corrections," "market withdrawals" or "stock recoveries" as such terms are defined in the regulations promulgated under the FDC Act with respect to the Products during the five-year period preceding the date hereof.

         SECTION 2.14 Compliance with Laws. Except as set forth in Schedule 2.14, Seller is conducting the Business in compliance in all material respects with all statutes, laws, rules, regulations, ordinances, decrees and orders applicable to the Products, the ownership of the Acquired Assets and the operation of the Business (including those relating to environmental, health and safety matters) and has not received any notice that it is in noncompliance with any such statutes, laws, rules, regulations, ordinances, decrees or orders. Except as set forth in Schedule 2.14, Seller currently holds all permits, licenses and approvals of governmental authorities and agencies materially necessary for the ownership of the Acquired Assets and the operation of the Business (including those relating to environmental, health and safety matters). Except as set forth in Schedule 2.14, Seller is in compliance in all material respects with all such permits, licenses and approvals. The Seller is the registered owner of the Uniform Product Code used on the Products.

         SECTION 2.15 Brokers and Finders. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         SECTION 2.16 Accounts Receivable. Schedule 2.16 contains a complete and accurate aged list of the Accounts Receivable of Seller as of June 29, 2001 arising from the Business (less a reserve for doubtful accounts in the amount of $1,200 (the "Reserve") which Reserve is reasonable and has been established in accordance with Seller's past practices). Except as set forth on Schedule 2.16, such Accounts Receivable arose in the ordinary course of the Business for goods delivered or services rendered to non-affiliated third parties and constitute only valid claims and Seller has not received any written notice of any account debtor's assertion of any defense to payment or right of setoff with respect to such Accounts Receivable.

         SECTION 2.17 Accounts Payable. The Accounts Payable arose in the ordinary course of the operation of the Business for goods delivered or services rendered by non-affiliated third parties to Seller solely in connection with the operation of the Business.

         SECTION 2.18 Labor Matters. Seller has complied in all material respects with all applicable federal and state laws relating to the employment of labor including the provisions thereof relating to wages, hours, collective bargaining and the payment of social security and taxes and is not liable for any arrears of wages or any tax or any penalty for failure to comply with any of the foregoing. There is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or affecting Seller or the Business. No representation question exists respecting the employees of the Seller engaged in the Business and there is no strike, work stoppage or other labor difficulty (other than on an industry-wide basis) involving the employees of Seller engaged in the Business, and no collective bargaining agreement with employees of Seller engaged in the Business is in effect or is currently being negotiated.

         SECTION 2.19    Insurance.

         (a) Schedule 2.19 sets forth a list of all fire, liability, workmen's compensation, directors' and officers' liability, employee liability or other insurance held by Parent or Seller relating to, on behalf of or covering the Business (specifying the amount of coverage for each, and describing each pending claim thereunder).

         (b) Seller has maintained a reasonable and customary program of insurance (which may include self-insurance) with respect to the Acquired Assets and the Business and has insured the Acquired Assets and the Business in such manner as may be required pursuant to any franchises, agreements, licenses or permits applicable to the Acquired Assets or the Business.

         SECTION 2.20 Taxes. There are no pending or, to the best of Seller's knowledge, threatened actions or proceedings, assessments or collections of income, unrelated business taxable income, capital gains, gross income, gross receipts, transfer, value added, sales, use, service, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, unemployment compensation, utility, excise, production, severance, stamp, occupation, premium, real or personal property, alternative minimum, environmental, customs duties, or other taxes, fees, levies assessments, imposts or changes of any kind whatsoever imposed by any governmental authority responsible for the imposition of such tax (domestic or foreign), together with any interest and penalties, additions to tax, or additional amounts imposed by any taxing authority, with respect to the Business or the Acquired Assets that could subject Buyer to any liability for such taxes for the period prior to the Closing Date or could impair any of the Acquired Assets (collectively, "TAX ACTIONS OR PROCEEDINGS"), nor is there a basis for any Tax Actions or Proceedings.

         SECTION 2.21 Real Property.

         (a) Seller and Parent do not own any real property that is used in the Business.

         (b) Schedule 2.21 sets forth a list of all of the real property leases in effect as of the date hereof under which the Seller is a lessee, which real property is utilized in connection with the Business. Seller has made available to Buyer true, correct and complete copies of all such leases, including all amendments, modifications and renewals thereof. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect as of the date hereof; there are no existing defaults by Sellers beyond any applicable grace periods under such leases.

         SECTION 2.22 Environmental Matters.

         (a) No underground or aboveground storage tanks and no amount of any substance that has been designated by any governmental entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, those infectious agents, developed and marketed in connection with the Business, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies and products used by the Business that may be hazardous but have not been released into the environment, in each case properly and safely maintained in accordance with applicable law (a

"HAZARDOUS MATERIAL"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller or any of its predecessors in interest has at any time owned, operated, occupied or leased. There are no underground and aboveground storage tanks used in connection with the Business.

         (b) Seller has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Seller disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively, "SELLER HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Seller Hazardous Material Activity.

         (c) Seller currently holds no environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") and no such Environmental Permits are necessary for the conduct of Seller's business as it is currently being conducted or as it is proposed to be conducted where failure to hold such Environmental Permits would have a material adverse effect on the Business. Seller is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all governmental entities relating to pollution or protection of health and the environment or contained in any regulation, code, plan order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

         (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Seller, threatened concerning any Environmental Permit, Hazardous Material or any Seller Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events or incidents that could involve Seller (or any individual or entity whose liability Seller has retained or assumed, either by contract or operation of law) in any litigation concerning the environment, health or safety, give rise to any claim against Seller or impose upon Seller (or any individual or entity whose liability Seller has retained or assumed, either by contract or operation of law) any liability including, without limitation, common law tort liability.

         SECTION 2.23 Permits. To Seller's knowledge, Seller owns or holds all non-patent licenses, franchises, permits and other governmental authorizations necessary for the continued operation of the Business (including those relating to environmental, health and safety matters) (the "PERMITS"). A complete list of the Permits is set forth in Schedule 2.23. The Permits are valid, and Seller has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former stockholder, officer, manager, member or employee of Seller or any affiliate thereof, or any other individual or entity owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. Seller has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to Seller by any Permit.

         SECTION 2.24 Disclosure. All agreements, schedules, exhibits, documents, or certificates, furnished or to be furnished to Buyer by or on behalf of Seller in connection with this Agreement are true, complete and accurate in all respects, and no representation or warranty made in this Agreement or information furnished pursuant hereto to Buyer (including information contained in the schedules or documents referred to herein) contains any untrue statement of a fact or fails to include a fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

         SECTION 2.25 Intercompany Receivables. There are no intercompany receivables or other amounts due to Seller from Parent or an affiliate of Seller.

         SECTION 2.26 Sale Transaction. As of the date hereof, Parent is not currently engaged in the negotiation of a Sale Transaction (as defined herein).

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer and Buyer's Parent jointly and severally represent and warrant to Seller and Parent as follows:

         SECTION 3.1 Organization of Buyer. Buyer and Buyer's Parent are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization.

         SECTION 3.2 Authority. Buyer and Buyer's Parent each have all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Buyer and Buyer's Parent, the performance by each of Buyer and Buyer's Parent of its obligations hereunder and the consummation by each of Buyer and Buyer's Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Buyer and Buyer's Parent, and no other corporate act or proceeding on the part of either Buyer or Buyer's Parent is necessary to approve the execution and delivery of this Agreement, the performance of either of Buyer's or Buyer's Parent obligations hereunder or the consummation of the transactions contemplated hereby.

         SECTION 3.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by each of Buyer and Buyer's Parent and constitutes, and the other documents and instruments to be executed and delivered by each of Buyer and Buyer's Parent pursuant hereto upon their execution and delivery by each of Buyer and Buyer's Parent on or prior to the Closing Date will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other party thereto), legal, valid and binding obligations of each of Buyer and Buyer's Parent, enforceable against each of Buyer and Buyer's Parent in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles.

         SECTION 3.4 No Violation; Consents and Approvals. Except as provided in
Schedule 3.4, neither the execution, delivery and performance of this Agreement by Buyer and Buyer's Parent nor the consummation by Buyer and Buyer's Parent of the transactions contemplated hereby will (i) conflict with or violate any provisions of Buyer's Certificate of Incorporation or By-Laws or Buyer's Parent's Constitution; (ii) conflict with, violate or result in any breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which either Buyer or Buyer's Parent is a party or by which Buyer or Buyer's Parent or any of their properties or assets may be bound; (iii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to either Buyer or Buyer's Parent or by which any of their properties or assets may be bound; or (iv) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority, excluding from the foregoing clauses (A) any consents or waivers required in connection with the Assumed Contracts, and
(B) any local filings or recordings that may be necessary to transfer any of the Acquired Assets.

         SECTION 3.5 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Buyer's knowledge, threatened by or against Buyer with respect to the transactions contemplated hereby, at law or in equity or before or by any Federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority.

         SECTION 3.6 Brokers and Finders. Neither Buyer nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.1     Conduct of Business Before Closing.

         (a) Between the date hereof and the Closing Date, without the written consent of Buyer, Seller shall not:

                  (i) make any change in the customary methods used in operating the Business (including, but not being limited to, its marketing, selling, pricing, customer service, debt collection and payment of accounts payable practices and policies), or otherwise conduct the Business other than in the ordinary course of Seller's business;

                  (ii) make any sale, transfer, lease or other disposition of any Acquired Assets or mortgage, pledge or otherwise create a security interest in any of the Acquired Assets other than Permitted Liens and other than in the ordinary course of business;

                  (iii) grant any increase in compensation to employees of Seller which increases singly or in the aggregate are material;

                  (iv) cease the sale and distribution of any of the Products other than in the ordinary course of business with respect to seasonal or promotional items;

                  (v) fail to maintain the books, accounts and records of the Business on a basis consistent with past practice;

                  (vi) create, incur or assume any indebtedness (except for accounts payable in the ordinary course of business) for money borrowed in connection with the Business;

                  (vii) modify or change in any way any existing lease, license, contract or other document;

                  (viii) effect any transaction with any other entity or person, the terms of which are not commercially reasonable or are other than on an arm's length basis;

                  (ix) take any action that would cause any of the representations and warranties made by Seller in this Agreement not to remain true and correct;

                  (x) undertake any action or engage in any omission that shall impair or jeopardize the Seller's rights to the Intellectual Property;

                  (xi) not declare or pay any dividend or make any distribution, whether in cash, shares, or other property, to any of its stockholders;

                  (xii) pay any amounts to third parties in satisfaction of obligations of the Seller's stockholders; or

                  (xiii) enter into any contract, agreement, commitment or arrangement with respect to any of the actions prohibited by the foregoing.

         (b) From the date hereof until the Closing Date, Seller shall keep Buyer advised of any significant decisions concerning the business or prospects of the Business and shall use its best efforts to preserve the business and prospects of the Business, including without limitation the goodwill of its employees, and assure that each supplier and customer of Seller continues to do business on substantially the same terms and conditions as such supplier or customer did with Seller before such date. Seller shall consult with and shall obtain the consent of Buyer for any significant decisions.

         SECTION 4.2 Access to Properties. Between the date hereof and the Closing Date, Seller shall permit Buyer and its counsel, accountants, auditors and other representatives and advisors full access, upon reasonable notice, to all of the premises, staff, offices, properties, books and records, contracts and commitments of Seller and to third parties doing business with Seller. The representations and warranties contained in Article II shall not be affected or deemed waived by reason of the fact that any of Buyer, its counsel, its accountants, its auditors or its other representatives and advisors know or discover or should have known or discovered that any such representation or warranty is or might be inaccurate in any respect.

         SECTION 4.3 Confidentiality. In the event that this Agreement terminates without the purchase and sale of the Acquired Assets having taken place, the parties and their respective affiliates and agents (i) shall hold in confidence and refrain from using all non-public information received in connection with the transactions contemplated in this Agreement and (ii) shall return promptly all such non-public information to the party to which such information relates.

         SECTION 4.4 Best Efforts. Each party hereto shall use its best efforts to fulfill its conditions to closing and otherwise to consummate the transactions contemplated by this Agreement.

         SECTION 4.5 Certain Notifications. At all times prior to the Closing, each party hereto shall as promptly as reasonably practicable notify the other in writing of the occurrence of any event as to which it obtains knowledge that is reasonably likely to result in the failure of a condition specified in
Article V or Article VI hereof.

         SECTION 4.6 Employee Matters. Effective as of the Closing Date, Buyer shall make offers of at will employment to those employees of Seller who are identified on Schedule 4.6 hereto at the compensation levels set forth on such Schedule but otherwise on such terms and conditions as are applicable to the other employees of Buyer, and effective immediately prior to the Closing, the employment of those employees accepting such offers of employment (collectively, the "TRANSFERRED EMPLOYEES") will be terminated by Seller. Buyer will offer its employee benefit plans and programs to the Transferred Employees on the same terms offered to other employees and will grant the Transferred Employees credit for service with the Seller for eligibility and vesting purposes under Buyer's plans and programs. Seller will remain responsible for all benefits of Transferred Employees (and their respective beneficiaries) accruing prior to the Closing Date, including, without limitation, (i) any obligations under any employee benefit plan, program or arrangement maintained by or contributed to by Seller, (ii) any continuation coverage rights under Seller's health plan to which the Transferred Employees may be entitled, and (iii) any severance obligations and bonus retention or related obligations, if any, whether or not under the terms of specific employment agreements between Seller and the Transferred Employees; provided, however, that Buyer will assume the Assumed Vacation Liability. To the extent permitted by Seller's insurers, Buyer shall have the right but not the obligation to assume Seller's worker's compensation coverage with respect to the Transferred Employees.

         SECTION 4.7 Conduct of Business After Closing. Until such time as the earlier to occur of (i) the aggregate of the Deferred Payments equaling $540,000 or (ii) the third anniversary of the Closing, Buyer shall use good faith and commercially reasonable efforts to promote the ***.

         SECTION 4.8 Access to Records. For a period of three years after the Closing, Buyer shall permit Seller, at Seller's expense, upon Seller's reasonable request with at least 10 days' notice, to inspect records, books and other documents relating to the Business or the Acquired Assets, wherever located, for the purposes of preparing tax returns and financial statements and responding to tax audits, in all cases solely with respect to matters arising prior to the Closing date.

         SECTION 4.9     Seller Non-Compete.

         (a) The following terms when used in this Section 4.9 shall have the following meanings:

                  "COMPETITION" means (i) the marketing, development, manufacture, sale of the Products or offering or promoting the Products for sale, and (ii) any business that is competitive with the Business as it is now operated.

                  "DIRECTLY OR INDIRECTLY" means as an individual, partner, shareholder, director, officer, principal, agent or employee.

                  "PERSON" means an individual, corporation, partnership, joint venture, trust or other entity.

                  "RESTRICTED TERRITORY" means all territories worldwide, which is where Seller currently does business.

         (b) Seller and Parent shall not, for a period of five years after the date hereof, directly or indirectly, engage in any Competition in the Restricted Territory; provided, that Seller and Parent may, without violating this covenant own as a passive investment not in excess of 2% of

------------------

***Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

the outstanding capital stock of a corporation which engages in Competition if such capital stock is a security which is actively listed on an established national securities exchange or the Nasdaq National Market.

         (c) Seller and Parent shall not, directly or indirectly, for itself or on behalf of any other Person, induce or attempt to induce any Transferred Employee to leave his or her employment with Buyer at any time within three years from the Closing Date.

         (d) Seller and Parent acknowledge that in view of the nature of the Business and the business objectives of Buyer in acquiring it, and the consideration paid to Seller therefor, the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of Buyer and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial and/or time limitation shall be enforced.

         (e) Seller and Parent further acknowledges that the remedy at law for any breach by them of the agreements contained in this Section 4.9 may be inadequate and that Buyer will be entitled to seek injunctive relief without being required to prove actual damages or post bond. This Section 4.9 constitutes an independent and severable covenant and if any or all of the provisions of this Section 4.9 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect.

         (f) Notwithstanding anything in this Section 4.9, if, at any time within the five year period after Closing, Parent is a party to a transaction (whether by means of merger, consolidation, sale of substantially all of its assets, or otherwise) as a result of which the persons who were the owners of the capital stock of the Parent immediately prior to such transaction hold less than a majority of the voting power of the surviving entity immediately after the transaction (collectively, a "SALE TRANSACTION") and the other party to such transaction was engaged in Competition in the Restricted Territory prior to the date of entering into an agreement with Parent, then nothing in this Section 4.9 shall restrict the freedom of the other party or the surviving entity to engage in Competition after completion of such transaction.

         SECTION 4.10 Supplemental Disclosure. Until the Closing Date, Seller shall have the continuing obligation to promptly supplement or amend the Schedules to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules to this Agreement; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by Buyer, and, accordingly, shall have no effect on Seller's liability or obligations under this Agreement.

         SECTION 4.11 Non-Interference Agreement. Seller and Parent each covenant and agree that neither they nor any person or entity directly or indirectly controlling, controlled by or under common control with them will, at any time after the Closing, directly or indirectly, for whatever reason, whether for its or their own account or for the account of any other person, firm, corporation or other organization: (i) solicit, deal with or otherwise interfere with any of the Business' existing or potential contracts or relationships with any affiliate, employee, officer, director or any independent contractor whether the person is employed by or associated with the Business on the Closing Date or at any time thereafter; (ii) solicit, accept, deal with or otherwise interfere with the continuance of supplies to Buyer (or the terms relating to such supplies), from any suppliers who have been supplying goods, materials or services used in the Business to Seller at any time during the last five years prior to the date of this Agreement; (iii) solicit, accept, deal with or otherwise interfere with any of the Business' existing or potential contracts or relationships with any independent contractor, customer, client or consultant of the Business, or any person who is a bona fide or prospective independent contractor, customer, client or consultant thereof; or (iv) solicit or otherwise interfere with any existing or proposed contract between the Business and any other party whatsoever. In the event that there is a Sale Transaction and the other party to such transaction was engaged in Competition in the Restricted Territory prior to the date of entering into an agreement with Parent, then this Section 4.11 shall be null and void.

         SECTION 4.12 Cooperation. Seller and Parent each agree both before and after the Closing hereunder (i) to give full cooperation to Buyer (including without limitation giving written notice as requested by Buyer and referring all telephone inquiries regarding, relating to or in connection with the Business to Buyer) to encourage each supplier and customer of Seller to continue to do business with Buyer subsequent to the Closing Date as such supplier or customer did with Seller before such date and (ii) to cooperate fully with Buyer in order to effect the transfer of, and assure Buyer of the continued benefit and full enjoyment of, the Acquired Assets and the Business, including, without limitation, the prompt execution and delivery of all instruments and documents of conveyance reasonably requested by Buyer, and the carrying out of any other acts reasonably requested by Buyer, to more fully vest or confirm title in Buyer in and to the Acquired Assets.

         SECTION 4.13 Covenant Not to Disclose.

         (a) Seller and Parent each agree that as the owner of the Business, such party possesses certain data and knowledge of operations of the Business which are proprietary in nature and confidential, including, without limitation, the Trade Secrets. Seller and Parent each covenant and agree that they will not, at any time after the Closing, reveal, divulge or make known to any person (other than Buyer) or use for its own account or for the account of any person, firm, corporation or other organization, any confidential or proprietary manufacturing method, record, data, Trade Secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business by the Business, or any other confidential or proprietary information or Intellectual Property whatsoever relating to the Business or Buyer or its affiliates, whether or not obtained with the knowledge and permission of Buyer or its affiliates. Seller and Parent each further covenant and agree that they shall not divulge any such confidential or proprietary information about Buyer or Buyer's Parent which they may acquire during any transition period in which they assist or consult with Buyer or its affiliates to facilitate the transfer and the continued success of the Business, respecting such confidential and proprietary information in trust for the sole benefit of Buyer and its affiliates and their successors and assigns.

         (b) With respect to the materials, methods and processes used in creating the Products and with respect to any other written information relating to the Trade Secrets, Seller will, at the Closing, deliver to Buyer all written copies of the materials, methods and processes and written information relating to the Products and the Trade Secrets in its possession. Seller has no knowledge of any other persons or entities that have written copies of the materials, methods and processes or written information relating to the Trade Secrets. Seller has previously delivered to Buyer copies of agreements of confidentiality executed by employees of the Seller.

         SECTION 4.14 No-Shop. Seller and Parent agrees that neither they nor any of their officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it) will, directly or indirectly, initiate, solicit, entertain or negotiate, or approve, or enter into any agreement or understanding with respect to, any acquisition, merger, consolidation, recapitalization, restructuring or similar transaction involving the Business or the Acquired Assets during the period commencing the date hereof and ending July 13, 2001.

         SECTION 4.15 Post-Closing Adjustment. On the date 120 days following the Closing Date (the "CALCULATION DATE"), Buyer shall calculate the dollar amount collected from Accounts Receivable (other than any accounts receivable due from *** included in the Acquired Assets (the "ACCOUNTS RECEIVABLE COLLECTED AMOUNT"). In the event that (i) the Accounts Receivable Collected Amount plus the face amount as of the Closing Date of the *** Receivable minus (ii) the aggregate dollar amount of Accounts Payable (including the face amount of any account payable due *** as of the Closing Date) (the "AR/AP CALCULATION AMOUNT") is less than $200,000, Buyer shall have the right to offset the amount by which the AR/AP Calculation Amount is less than $200,000 against the next Deferred Payment(s) due Seller, provided, however, that the amount of any such offset shall be reduced by the Excess Inventory Amount (the "Final Offset Amount"). Alternatively, Buyer may elect to be paid the Final Offset Amount by Seller within five days following the Calculation Date. In the event that the Accounts Receivable Collected Amount plus the face amount as of the Closing Date of the *** Receivable minus the aggregate dollar amount of Accounts Payable (including the face amount of any account payable due *** as of the Closing Date) is in excess of $200,000, Buyer shall remit such excess to Seller within five days following the Calculation Date. As used herein, the Excess Inventory Amount shall equal the lesser of (i) the amount by which the value of the Included Inventory as set forth on the Closing Date Included Inventory Statement is in excess of $240,000 or (ii) $20,000.

         SECTION 4.16 Removal of Specified Equipment. Buyer acknowledges that Parent has certain property and equipment currently located on the Leased Premises as set forth on Schedule 4.16 hereto ("SPECIFIED EQUIPMENT"). Buyer shall provide desk space for one employee of

_______________________
*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Parent from the Closing Date until the earlier to occur of (i) 60 days following the Closing Date or (ii) the removal of the Specified Equipment from the Leased Premises. Parent shall be responsible for removing the Specified Equipment within 60 days following the Closing Date and Buyer agrees to provide Parent with reasonable access to the Leased Premises for such purposes. Parent shall use customary care in removing such Specified Equipment and shall be responsible for all damages resulting from such removal.

                                    ARTICLE V

                        CONDITIONS TO BUYER'S OBLIGATIONS

         The obligations of Buyer are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by Buyer as provided herein.

         SECTION 5.1 Representations and Warranties of Seller and Parent to be True; Performance by Seller; Certificate.

         (a) The representations and warranties of Seller and Parent contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.

         (b) Seller shall have performed and complied in all respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         (c) Each of Seller and Parent shall have delivered to Buyer a certificate of its president or any vice president certifying the fulfillment of the conditions set forth in this Section 5.1.

         SECTION 5.2 No Material Adverse Change. Since the date of the execution of this Agreement there shall not have occurred an event or condition which has resulted in a material adverse change in the financial condition, business, assets, net worth, personnel, prospects or affairs of the Business and Seller shall not have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, flood, wind, accident or other calamity which affects the value of the Business or any of the Acquired Assets.

         SECTION 5.3 Consents. The Material Consent shall have been obtained.

         SECTION 5.4 No Proceeding or Litigation.

         (a) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

         (b) No suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against Seller or Buyer or any of their respective affiliates, associates, officers or directors seeking to prevent the sale of the Acquired Assets or the Business or asserting that the sale of the Acquired Assets or the Business would be illegal.

         SECTION 5.5 Closing Deliveries. Seller and Parent shall have delivered to Buyer all deliveries to be made to it pursuant to Section 1.8(b).

         SECTION 5.6 Closing Date Included Inventory Statement. Buyer shall have agreed to the value of the Included Inventory as set forth on the Closing Date Included Inventory Statement in its sole discretion.

                                   ARTICLE VI

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in whole or in part by Seller as provided herein.

         SECTION 6.1 Representations and Warranties of Buyer and Buyer's Parent to be True; Performance by Buyer; Certificate.

         (a) The representations and warranties of Buyer and Buyer's Parent contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.

         (b) Buyer shall have performed and complied in all respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         (c) Each of Buyer and Buyer's Parent shall have delivered to Seller a certificate of its president or any vice president dated the Closing Date and certifying the fulfillment of the conditions set forth in this Section 6.1.

         SECTION 6.2 Consents. All notices to, and declarations, filings and registrations with and consents, approvals and waivers from governmental and regulatory agencies required to consummate the transactions contemplated hereby shall have been obtained.

         SECTION 6.3 No Proceeding or Litigation.

         (a) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

         (b) No suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against Seller or Buyer or any of their respective affiliates, associates, officers or directors seeking to prevent the sale of the Acquired Assets or the Business or asserting that the sale of the Acquired Assets or the Business would be illegal.

         SECTION 6.4 Closing Deliveries. Buyer and Buyer's Parent shall have delivered to Seller all deliveries to be made to it pursuant to Section 1.8(c).

         SECTION 6.5 Closing Date Included Inventory Statement. Seller shall have agreed to the value of the Included Inventory as set forth on the Closing Date Included Inventory Statement in its sole discretion.

                                   ARTICLE VII

                                 INDEMNIFICATION

         SECTION 7.1 Survival of Representations and Warranties. The representations and warranties of Seller in Article II and Buyer in Article III and all other obligations of the parties hereunder, shall survive the Closing and, except for (i) the representation set forth in Section 2.20 which shall survive the Closing until the expiration of the applicable statutory period of limitation, giving effect to any waiver, mitigation or extension thereof; and
(ii) the Surviving Obligations (as hereinafter defined), which shall continue in effect in accordance with their respective terms, shall expire on December 31, 2002 (the "CUT-OFF DATE"). Thereafter, except as provided in the next succeeding sentence, no claim may be brought arising under or in connection with this Agreement or any of the transactions contemplated hereby, except for a breach by a party of its obligations under any of the Surviving Obligations. If written notice of a claim has been given by a party prior to the Cut-Off Date, then the relevant representation, warranty or other obligation shall survive as to such claim until the claim has been finally resolved. For purposes of this Agreement, the term "SURVIVING OBLIGATIONS" shall refer to the obligations contained in Sections 2.1, 2.2, 2.3, 2.4, 2.10, 3.1, 3.2, 3.3, 3.4, 4.3, 4.8, 4.9, 4.11, 4.12, 4.13, 7.2(a)(iii),
7.3(a)(iii), 7.4, 7.7, the remaining provisions of Article VII insofar as they relate to Surviving Obligations, Article X and the Manufacture and Supply Agreement.

         SECTION 7.2     Indemnification by Seller and Parent.

         (a) Except as otherwise limited by this Article VII, Buyer and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless, jointly and severally, by Seller and Parent, from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by it (hereinafter a "BUYER LOSS"), actually arising out of or resulting from:

                           (i) the breach of any representation or warranty by
                  Seller or Parent contained herein or in any document delivered hereunder at the Closing;

                           (ii) the breach of any covenant or agreement by
                  Seller or Parent contained herein or in any document delivered hereunder at the Closing;

                           (iii) any claims arising out of or relating to any
                  action that occurred or condition that existed in the Business on or prior to the Closing Date, other than Assumed Liabilities;

                           (iv) any failure to comply with the provisions of any
                  applicable bulk sales laws;

         or

                           (v) the failure of Seller to pay or otherwise
                  discharge the Excluded Liabilities.

         (b) Indemnification for any Buyer Loss under clause (i) of paragraph
(a) above shall be payable by the Seller and Parent hereunder only if the aggregate amount of all such Buyer Losses hereunder exceeds $25,000 (the "THRESHOLD"), but thereafter Buyer shall be entitled to recovery from the first dollar of loss. The maximum aggregate liability of Seller and Parent for indemnification claims for Buyer Losses under clause (i) of paragraph (a) above shall be $1,200,000 (the "INITIAL CAP"), which Initial Cap shall be reduced by $25,000 on each monthly anniversary of the Closing Date (the "ADJUSTED CAP"); provided that the maximum aggregate liability of Seller and Parent for each Buyer Loss shall be equal to the Adjusted Cap as of the date of the Notice of Claim (as herein defined) for each such Buyer Loss. There shall be no maximum liability for claims for Buyer Losses under clauses (ii) through (v) of paragraph (a) above.

         SECTION 7.3     Indemnification by Buyer.

         (a) Except as otherwise limited by this Article VII, Seller and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Buyer from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by it (hereinafter a "SELLER LOSS") actually arising out of or resulting from:

                           (i) the breach of any representation or warranty by
                  Buyer contained herein or in any document delivered hereunder at the Closing;

                           (ii) the breach of any covenant or agreement by Buyer
                  contained herein or in any document delivered hereunder at the Closing; or

                           (iii) the failure of Buyer to pay or otherwise
                  discharge the Assumed Liabilities or any other liability or obligations incurred by Buyer in connection with the Acquired Assets or its operation of the Business from and after the Closing Date.

         (b) Indemnification for any Seller Loss under clause (i) of paragraph
(a) above shall be payable by the Buyer and Buyer's Parent hereunder only if the aggregate amount of all such Seller Losses hereunder exceeds the Threshold, but thereafter Seller shall be entitled to recovery from the first dollar of loss. The maximum aggregate liability of the Buyer and Buyer's Parent for indemnification claims for Seller Losses under clauses (i) of paragraph (a) above shall be equal to the Adjusted Cap as calculated from time to time; provided that the maximum aggregate liability of Buyer and Buyer's Parent for each Seller Loss shall be equal to the Adjusted Cap as of the date of the Notice of Claim for each such Seller Loss.

         SECTION 7.4     General Indemnification Provisions.

         (a) For the purposes of this Section 7.4, the term "INDEMNITEE" shall refer to the person or entity indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 7.2 or 7.3, as the case may be; the term "INDEMNITOR" shall refer to the person or entity having the obligation to indemnify pursuant to such provisions; and "LOSSES" shall refer to the "SELLER LOSSES" or the "BUYER LOSSES", as the case may be.

         (b) An Indemnitee shall give written notice (a "NOTICE OF CLAIM") to the Indemnitor within 10 business days after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

         (c) The obligations and liabilities of an Indemnitor under this Article VII with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Article VII ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: Indemnitee at the time it gives a Notice of Claim to Indemnitor of the Third Party Claim shall advise Indemnitor that it shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to Indemnitee and confirms that the Third Party Claim is one with respect to which Indemnitor is obligated to indemnify. In the event Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, Indemnitee shall cooperate with Indemnitor in such defense and make available to Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by Indemnitor. Similarly, in the event Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, Indemnitor shall cooperate with Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by Indemnitee. Except for the settlement of a Third Party Claim which involves the payment of money only and for which Indemnitee is totally indemnified by Indemnitor and which Indemnitor may settle without Indemnitee's consent, no Third Party Claim may be settled by Indemnitor without the written consent of Indemnitee which consent shall not be unreasonably withheld. Similarly, no Third Party Claim may be settled by Indemnitee without the written consent of Indemnitor, which consent shall not be unreasonably withheld.

         SECTION 7.5 Adjustment of Liability. Any indemnifiable Seller Loss or Buyer Loss, as the case may be, shall be reduced by any tax benefit accruing to the indemnified party on account of the indemnification payment and by the amounts actually recovered by the indemnified party from its insurance carriers and any amounts recovered by such party subsequent to the payment by the indemnifying party hereunder with respect to the same claim shall be remitted to such indemnifying party, except that such remittance shall not exceed the amount of the indemnification payment made by such indemnifying party. Buyer agrees after the Closing Date to maintain insurance coverage substantially equivalent to the coverage currently maintained by Seller to the extent that such policies provide coverage for Buyer Losses, provided that such insurance coverage is available at commercially reasonable rates and upon commercially reasonable terms.

         SECTION 7.6 Exclusive Remedy. From and after the Closing, neither party hereto shall be liable or responsible in any manner whatsoever to the other party, whether for indemnification or otherwise, except for indemnity as expressly provided in this Article VII which provides the exclusive remedy and cause of action of the parties hereto with respect to any matter arising out of or in connection with this Agreement, except for any breaches of the Manufacture and Supply Agreement or Sections 4.9, 4.11, 4.12 and 4.13 of this Agreement.

         SECTION 7.7 Right of Offset. With respect to any Losses as to which Buyer is entitled to indemnification pursuant to this Article 7 and amounts owed Buyer from Seller or

Parent under the Manufacture and Supply Agreement, Buyer shall have the right to offset such Losses or amounts against Buyer's obligation to make the Deferred Payments set forth in Section 1.5. This right of offset shall be in addition to every other remedy of Buyer given under this Agreement including the right of offset provided for in Section 4.15 of this Agreement. Any dispute among the parties arising out of or relating to this Section 7.7 shall be subject to arbitration in accordance with Article IX hereof.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of Buyer and Seller; or

         (b) by either Buyer or Seller, if the Closing shall not have occurred on or before July 13, 2001.

         SECTION 8.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the parties pursuant to
Section 8.1 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors or affiliates) except (a) as set forth in Sections 4.3 and 10.1 hereof and (b) nothing herein shall relieve either party from liability for any willful breach hereof.

         SECTION 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by Buyer, Seller and Parent.

         SECTION 8.4 Waiver. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any provision hereof may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

                                   ARTICLE IX

                                   ARBITRATION

         The parties shall initially attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement or the Manufacture and Supply Agreement, or the breach or validity of each such agreement (hereinafter collectively referred to as "DISPUTE") through at least one face-to-face negotiation between senior executives of the rank of at least Vice President at the place of business of the party of whom the meeting is first requested. Disputes which cannot be amicably resolved by the settlement discussions referenced above shall be submitted to binding arbitration conducted under the auspices of the American Arbitration Association (the "AAA") pursuant to the AAA Commercial Rules. The arbitration shall be conducted before three (3) neutral arbitrators, one selected by each party and the third to be selected by the other two. The arbitration shall be governed by Delaware law as set forth in the Delaware Uniform Arbitration Act, Del. Code Ann. tit. 10 Sections 5702-5725, and judgment upon the award rendered by the arbitrators may be entered and enforced by any court having jurisdiction thereof. Any arbitration shall take place in the city or county where the party that did not initiate the dispute is located. The prevailing party shall be entitled to recover its reasonable costs and attorneys' fees. Notwithstanding anything to the contrary set forth herein, injunctive or equitable relief shall be available for violations of Sections 4.3, 4.8, 4.9, 4.11, 4.12, 4.13 and 4.14 hereof.

                                    ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.1 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 10.2 Consents. Whenever this Agreement requires a permit or consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Section 8.4.

         SECTION 10.3 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations herein shall be assigned by any party hereto without the prior written consent of the other party.

         SECTION 10.4 Further Assurances. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of any other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

         SECTION 10.5 Entire Agreement. This Agreement and the Exhibits, Schedules and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements.

         SECTION 10.6 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.7 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing (or in the form of a facsimile transmission) addressed as provided below and will be (i) delivered by hand, (ii) transmitted by facsimile with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

         (a)      If to Seller:

                  American Biogenetic Sciences, Inc.
                  1375 Akron Street
                  Copiague, New York 11726
                  Attention: Josef Schoell
                  Telecopy No.: (631) 789-1661

                  with a copy to:

                  David H. Murphree, Esq.
                  Brown, Rudnick, Freed & Gesmer
                  One Financial Center
                  Boston, Massachusetts 02111
                  Telecopy No.: (617) 856-8201

         (b)      If to Parent:

                  American Biogenetic Sciences, Inc.
                  1375 Akron Street
                  Copiague, New York  11726
                  Attention: Josef Schoell
                  Telecopy No.: (631) 789-1661

         (c)      If to Buyer:

                  c/o PanBio Limited
                  116 Lutwyche Road
                  WINDSOR QLD 4030, AUSTRALIA
                  Email:  Mel_Bridges@PanBio.com.au
                  Attn:  Mel Bridges, Chief Executive Officer
                  Telecopy No.: 61-733571222

                  with a copy to:

                  Piper Marbury Rudnick & Wolfe LLP
                  1200 Nineteenth Street, N.W.
                  Washington, DC  20036-2430
                  Attention:  Theodore D. Segal, Esq.
                  Telecopy No.: (202) 223-2085

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

         SECTION 10.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland without regard to its provisions concerning conflicts or choice of law.

         SECTION 10.9 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile, with ink copies to follow promptly thereafter.

         SECTION 10.10 Bulk Sales Law. Buyer waives compliance by Seller with the provision of any applicable bulk sales laws, it being understood that Seller shall remain fully liable and Seller and Parent shall indemnify Buyer for any and all losses or liabilities incurred by Buyer as a result of non-compliance with any applicable bulk sales laws.

         SECTION 10.11 Transfer Taxes. All excise, sales, value added, use, registration, stamp, transfer and similar taxes, levies, charges and fees (including all real estate transfer taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller. Buyer and Seller shall cooperate in providing each other appropriate resale exemption certificates and other appropriate tax documentation.

         SECTION 10.12 Definition of Seller's Knowledge. As used in this Agreement, the phrase "to the best of Seller's knowledge" and any similar phrase shall mean the actual knowledge as of the date of this Agreement of the executive officers of Seller upon reasonable inquiry of those employees of Seller listed in Schedule 10.12. Notwithstanding the foregoing, with respect to the representation set forth in Section 2.13, the phrase "to the best of Seller's knowledge" shall be deemed to include constructive knowledge of all documents in the possession of John M. Brewer with respect to regulatory matters involving Seller.

         SECTION 10.13 Public Announcements. All public announcements relating to this Agreement or the transactions contemplated hereby shall be made at such time and in such manner as the parties hereto shall mutually and reasonably agree, except that nothing in this Agreement shall prevent a party hereto from making any disclosure in connection with the transactions contemplated by this Agreement to the extent required by law or to the extent necessary to satisfy its contractual obligations, provided that prior notice of such disclosure is given to the other party. In accordance with the foregoing, the parties shall mutually agree in writing on the content of any such public announcements and there shall be no material revisions to any such approved public announcements without the prior written consent of the other party.

         SECTION 10.14 U.S. Dollars. All monetary amounts set forth herein are in U.S. dollars.

         SECTION 10.15 Incorporation of Schedules. The Schedules to this Agreement are incorporated herein by reference.

                   {Signatures appear on the following page.}

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller, Parent, Buyer and Buyer's Parent as of the date first above written.

                                        STELLAR BIO SYSTEMS, INC.


                                        By:__________________________________
                                           Name:  ___________________________
                                           Title: ___________________________

                                        AMERICAN BIOGENETIC SCIENCES, INC.


                                        By:__________________________________
                                           Name:  ___________________________
                                           Title: ___________________________

                                        PANBIO INDX INC.


                                        By:__________________________________
                                           Name:  ___________________________
                                           Title: ___________________________

                                        PANBIO LIMITED

                                        By:__________________________________
                                           Name:  ___________________________
                                           Title: ___________________________

                                    SCHEDULES

Schedule 1.1(a)(i)                 Products
Schedule 1.1(a)(ii)                Assumed Contracts
Schedule 1.1(a)(xiii)              Copyrights
Schedule 1.1(a)(xiv)               Leased Premises
Schedule 1.1(b)(viii)              Excluded Businesses
Schedule 1.2(a)(i)                 Accounts Payable
Schedule 1.2(a)(iii)               Assumed Vacation Liability
Schedule 1.2(b)(i)                 Excluded Liabilities
Schedule 1.2(b)(iv)                Intercompany Debt/Liability
Schedule 1.5                       *** Products
Schedule 1.6                       Allocation of Purchase Price
Schedule 1.9(b)                    Non-Material Consents
Schedule 2.1(b)                    Seller Jurisdictions
Schedule 2.4                       No Violations; Consents and Approvals
Schedule 2.5(a)                    Financials
Schedule 2.5(b)                    Pro Forma Financials
Schedule 2.6                       Absence of Certain Changes or Events
Schedule 2.7                       Certain Contracts and Commitments
Schedule 2.8                       Employee Plans; ERISA
Schedule 2.9                       Litigation; Judicial Proceedings
Schedule 2.10(a)                   Permitted Liens
Schedule 2.10(b)                   Parent's Assets
Schedule 2.11                      Customers and Suppliers
Schedule 2.12                      Intellectual Property; Trade Secrets
Schedule 2.13                      Food and Drug
Schedule 2.14                      Compliance with Laws
Schedule 2.16                      Accounts Receivable
Schedule 2.19                      Insurance
Schedule 2.21                      Real Property
Schedule 2.23                      Permits
Schedule 3.4                       No Violations; Consents and Approvals
Schedule 4.6                       Employee Matters
Schedule 4.16                      Specified Equipment
Schedule 10.12                     Definition of Seller's Knowledge

------------------

*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                    EXHIBITS

Exhibit A                          Quarterly Calculation of *** Product Revenues
                                   Certificate

Exhibit B                          Bill of Sale

Exhibit C                          Assignment and Assumption Agreement

Exhibit D                          Assignment of Trademarks and Recordation
                                   of Transfer Rights

Exhibit E                          Assignment of Copyrights

Exhibit F                          Assignment of Domain Names and Trademarks

Exhibit G                          Letters of Transfer

Exhibit H                          Manufacture and Supply Agreement

------------------

*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                     - ii -